Exhibit 5.1

[Letterhead of Zumiez Inc.]

June 14, 2023

Zumiez Inc.

4001 204th Street SW

Lynnwood, WA 98036

RE:	Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of Zumiez Inc.

Ladies and Gentlemen:

I have acted as counsel to Zumiez Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to 1,503,815 new shares of the Company’s common stock, no par value per share (the “Shares”), which may be issued pursuant to the Zumiez Inc. 2023 Equity Incentive Plan and up to 580,000 Shares, which may be issued pursuant to the Zumiez Inc. 2023 Employee Stock Purchase Plan (collectively, the “Plans”).

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I have examined the Registration Statement and such documents and records of the Company as I have deemed necessary for the purposes of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of signatures.

Based upon and subject to the foregoing, I am of the opinion that any original issuance Shares that may be issued pursuant to the Plans have been duly authorized and that, upon (i) the registration by its registrar of the Shares and the issuance by the Company in accordance with the terms of the Plans, and (ii) the receipt of consideration for such Shares in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Chris K. Visser

Chris K. Visser

Chief Legal Officer & Secretary